Exhibit 99.1

Letter to Shareholders from Patriot Scientific President/CEO Rick Goerner

CARLSBAD, Calif.--Patriot Scientific Corp. (OTCBB:PTSC) today issued the following letter to all shareholders.

To all shareholders and supporters of Patriot Scientific, the purpose of this letter is to update you on the impact of several recent public announcements that have had a downside effect on Patriot’s stock price.

In this update, I will summarize my current understanding, based on discussions with our legal team, of the recent public announcements by the Supreme Court and its ruling on LG vs Quanta, ARM, regarding the ‘584 patent infringement ruling, the upcoming MMP™ portfolio patent re-examination process and future MMP™ portfolio licensing activities.

While I understand that I may not answer all of your questions, I will try to clarify some points for you:

Supreme Court ruling on LG vs Quanta-The Supreme Court, earlier this week, handed down a rulingdenying chip licensors the chance to secure additional fees from chip component users (systemsuppliers) if not specifically covered in the contract. TPL has focused the MMP Licensing Program on system suppliers not chip suppliers and accordingly, the ruling does not have a significant impact on TPL’s strategy.

ARM litigation and PR – The ARM appeal was based on a Stipulation of non-infringement of the ‘584,not on any ruling that the patent is invalid as implied on ARM’s website. The USPTO re-examination of the ‘584 patent will probably not be completed for months. ARM’s web release is misleading, if not inaccurate.

Patent re-examinations for ‘148, ‘336, ‘584 and ‘749 – Late last year the USPTO began the patent re-examination process for four key patents in the MMP™ portfolio. This is a time-consuming,detailed process that can take months, even years. The company cannot forecast the progress nor the eventual outcome.  The review process is a lengthy one as each patent has differentissues to consider.  However, the prevailing conventional wisdom, supported by statistical datasuch as the recent study by Pat Choate, noted economist and student of the patent system, is that the vast majority of re-examination proceedings result in the strengthening of the patent being re-examined. This study will be posted on both TPL’s and Patriot’s websites for your review.

MMP™ portfolio licensing activities – TPL has announced 13 licensees since the December J3settlements were concluded. While I understand the on-going disappointment of theshareholders who held high expectations for the J3 negotiations, the MMP™ portfolio licensing effort is alive and well. We expect TPL/Alliacense will continue to pursue and close new licensees.

-MORE-

I am, as we all are, frustrated and concerned about the downward direction in the company’s stock, the decline fueled by the current uncertainties affecting the Company’s key asset, the MMP™ portfolio.

In recent weeks the company has maintained its share buyback program, actively buying shares in the open market, as we view the current price at an attractive level to buyback shares. The company, however, has a daily share purchase limit set by the SEC, and our actions to support the stock are a mere “drop in the ocean” on high volume days like we experienced on Monday, June 9. Since the April resumption of the buy-back program, the company has purchased more than 2.8 million shares.

As for concerns regarding Patriot’s financial condition, we have cash, no debt, a public company presence with access to public equity funds and the ability to transition into a viable operating company going forward. We are making good progress in identifying, assessing and positioning future M&A transactions as I will outline in more detail in my shareholder letter later this month.

I look forward to your constructive feedback and will attempt to clarify issues that can be disclosed to the extent of my ability.

Sincerely,

Rick Goerner
President and CEO
Patriot Scientific Corporation

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

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CONTACTS:
Patriot Scientific Media Relations	Patriot Scientific Investor Relations
The Hoffman Agency	Hawk Associates
John Radewagen	Ken AuYeung or Frank Hawkins
408-975-3005	305-451-1888
408-219-9199 (mobile)
jradewagen@hoffman.com	patriot.scientific@hawkassociates.com